Exhibit 99.1

a symbol of strength
in an economic storm.

CITIZENS & NORTHERN CORPORATION
2008 ANNUAL HIGHLIGHTS

CITIZENS & NORTHERN CORPORATION
always there.

CITIZENS & NORTHERN CORPORATION 2008 ANNUAL HIGHLIGHTS
Citizens & Northern Corporation is a bank holding company with assets exceeding $1.2 billion and is headquartered in Wellsboro, PA. Banking services are provided by its subsidiary, Citizens & Northern Bank, from 24 banking offices in Bradford, Cameron, Lycoming, McKean, Potter, Sullivan and Tioga Counties.
In addition, the corporation’s subsidiary, First State Bank, operates banking offices in Canisteo and Hornell, NY in Steuben County.
Investment and insurance products are offered through Citizens & Northern Bank’s subsidiary, C&N Financial Services Corp. Trust services are offered by Citizens & Northern Bank and First State Bank through the C&N Trust and Financial Management Group. Citizens & Northern Corporation stock trades on the NASDAQ Capital Market Securities under the symbol CZNC.
Citizens & Northern Corporation officers include: Craig G. Litchfield, chairman of the board, president and chief executive officer; Mark A. Hughes, treasurer, and Jessica R. Brown, corporate secretary.

MESSAGE TO SHAREHOLDERS
From Craig G. Litchfield
Chairman, President and CEO
In economics, as in poetry, it is always darkest before the dawn.
At this moment in time, the country and the world are suffering an economic recession, which has been compared to other severe recessions and, although with much hyperbole, the Great Depression of the thirties. The causes of the current economic crisis are many and the solutions seem elusive. The actions of the Federal Reserve during 2008 to reduce interest rates and to increase liquidity in the economy have seemed ineffective thus far. As this letter is being composed, the U.S. Congress and the new administration are constructing an economic stimulus package of unprecedented proportions. The implications of both actions (the Federal Reserve’s and those of Congress), economic and political, are not certain, but they are likely to result in unexpected consequences — some good and some bad. Historically, we know that Federal Reserve Monetary policy actions take time, six months to a year, to begin moving the economy toward the desired results. Whether congressional action will make a positive difference may be even more of an uncertainty.
One consolation is that the U.S. economy has been through significant stresses before and has managed to rebound and be even stronger. The free market principles and individual liberties on which our country was founded have proven, repeatedly, to be the engines of wealth creation and prosperity. In time, the economy and the country will rise out of this current dilemma and be stronger for the experience.
It is important that we do not lose sight of the fact that in the long run this economic crisis will pass. During this time, opportunities are there for those willing to identify them and to act. The management, board of directors and employees of Citizens & Northern have taken steps over the past 18 months to position us for better financial performance and customer service. Beginning in the fourth quarter of 2007 and continuing through all of 2008, steps were taken to identify opportunities to improve products, processes, pricing and performance. In 2008, with the assistance of a nationally respected bank consulting firm, action teams were formed to conduct reviews of all of our processes, procedures and staffing levels. Additionally, our operational structure was reviewed resulting in improved credit administration, centralized loan operations, realignment of our organizational structure and about a 20% reduction in staffing. The goals of a leaner and more efficient organization have been and are being realized.
FINANCIAL RESULTS
As 2008 unfolded, we saw changes that had both positive and negative effects upon our income and balance sheet. The most significant negative change was the sudden illiquidity and downward rating of still performing, but out of favor, investment securities: pooled trust preferreds. This occurred as we began the required implementation of the new Fair Value accounting standard, FASB No. 157. FASB No. 157 lacked clear guidance on accounting for such investment securities and thus was imposing Draconian, and we and most of the banking industry believed, inappropriate accounting treatment. In October, the Financial Accounting Standards Board
(continued page 2)
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MESSAGE TO SHAREHOLDERS
(Continued)
(FSAB) adopted guidelines that corrected some of the shortcomings in the rule, and in late December 2008, FASB made welcome changes to a related standard called EITF 99-20. Even with the corrections, the pooled trust preferred securities have had a detrimental impact on both our income statement and balance sheet. When purchased, trust preferred securities were investment grade and among those securities deemed acceptable and appropriate for bank portfolios by federal bank regulators. They also had a positive impact on our interest rate risk because they are variable rate, unlike most of our other earning assets.
In addition to the trust preferred issues, we recognized other-than-temporary-impairment losses on some of our investments in bank stocks. Historically, Citizens & Northern has generated significant profits from bank stocks, from both dividend income and, in many instances, realized gains from sales of appreciated stock. In 2008, however, bank stocks generally fell out of favor and realized significant drops in value. We were forced to write down (through earnings) some of the stocks.
The income statement impact of the pooled trust preferreds and bank stocks was $9.8 million in other than temporary impairment charges that resulted in a net securities loss of $9.3 million for 2008. The balance sheet impact is the large increase in accumulated other comprehensive loss to $23.2 million as of Dec. 31, 2008, mostly attributable to the valuation of the pooled trust preferreds.
On the positive side, due to higher earnings on the investment portfolio and to the substantial reduction in deposit rates brought on by the Federal Reserve’s reduction in the fed funds rate and the increase in the money supply, our interest margin increased by 18.9% over the results of 2007. Noninterest income increased by 23.4% due to growth in deposit volumes from the Citizens Trust acquisition, higher fee income associated with a new overdraft privilege program and a pre-tax gain of $533 thousand from redemption of restricted shares from a Visa initial public offering.
Net income for the year ended December 31, 2008 was $10.059 million, or $1.12 per diluted share, as compared to income of $10.424 million, or $1.19 per diluted share in 2007. Net income per diluted share, excluding the after-tax impact of impairment losses on securities, was $1.84 in 2008 or 54.6% higher than the corresponding amount in 2007.
Total assets amounted to $1.282 billion at the end of 2008, virtually unchanged from the $1.284 billion at the end of 2007. Net loans for the year increased about 1.2% to $735.7 million, or about $8.6 million. Total deposits and repo sweep accounts increased to $902 million at the end of 2008, up $27.9 million, or 3.2% from year-end 2007. Total shareholders’ equity was $122.0 million at December 31, 2008 versus $137.8 million at December 31, 2007. Shareholders’ equity included total accumulated other comprehensive loss of $23.2 million at December 31, 2008 versus $7.1 million at December 31, 2007. The accumulated other comprehensive loss is due to temporary unrealized losses on available-for-sale securities, most of which is attributable to the trust preferred securities mentioned earlier.
The quarterly dividend to shareholders was held at 24 cents for all four quarters of 2008. The regulatory capital measures declined slightly from year-2007 to year-end 2008. Nevertheless, the regulatory capital measures all stood well above the “well capitalized” level as of year-end.
(Continued Page 3)

MESSAGE TO SHAREHOLDERS
(Continued)
Assets under management by C&N’s Trust and Financial Management Group dropped by 16.5% to $550.5 million at the end of 2008 versus year-end 2007. Despite falling stock market prices, which negatively impacted the value of Trust Assets, the Group did an excellent job of building on existing client relationships, and adding new relationships.
NEW SERVICES
To keep our product line current and attractive to existing and new customers we continually look for new services to offer or for ways to enhance existing services. Thus during 2008, we introduced the following new services.
•	Mobile Banking that permits Internet Banking customers to securely access their balances and transfer funds between their accounts using a Smartphone or PDA phone.

•	E-Z Money Checking: This new checking product pays a high rate of interest and reimburses for non-C&N ATM use. It requires customers to use more electronic, paperless, environmentally-friendly features like our Visa Check Card, an electronic deposit or debit via ACH, Internet Banking and Bill Payer and electronic statement delivery.

•	While we began offering remote deposit capture in 2007, in 2008 we more than doubled the users who find the convenience of secure Internet deposits time and money saving.

•	Client Contact Center: This new service was begun in late 2008 to provide increased customer service to our clients who call for information and assistance. This service will reduce the telephone call volume at our branches, thus allowing branch personnel more time to focus on walk-in customers. Over time, we believe the Call Center will be a core aspect of our customer service delivery.
CAPITAL PURCHASE PROGRAM
In mid-November, considering the economic and accounting uncertainties, management and the board of directors believed it prudent to apply for participation in the U.S. Treasury’s Capital Purchase Program. The program was created to provide healthy financial institutions with a source of short term capital during these uncertain times. We look at the program as a form of insurance to protect us from possible further deterioration of our securities portfolio or unexpected loan losses. On January 16th, 2009, we received an investment of $26.44 million in senior preferred stock. We will pay the Treasury an after-tax dividend of 5% for up to the first 5 years. Our intention is to redeem the preferred stock at the end of three (3) years when we hope the current economic crisis has ended. The Treasury’s investment came with conditions including the issuance of a warrant for the purchase of 194,794 shares of C&N common stock and restrictions on executive compensation and benefits. Be assured that we are paying our way and the U.S. taxpayer will profit from providing this capital “insurance policy” to C&N and other healthy banks.
(Conclusion Page 16)
CITIZENS & NORTHERN CORPORATION 2008 ANNUAL HIGHLIGHTS
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CITIZENS & NORTHERN CORPORATION 2008 ANNUAL HIGHLIGHTS
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FIVE YEAR PERFORMANCE

Net Income - in thousands
$14,863
$12,984
$11,986
$10,424
$10,059
2004
2005
2006
2007
2008

Total Shareholders' Equity - in thousands
131,585
131,968
129,888
137,781
122,026
2004
2005
2006
2007
2008

Total Assets - in thousands
1,123,002
1,162,954
1,127,368
1,283,746
1,281,637
2004
2005
2006
2007
2008

Deposits - in thousands
676,545
757,065
760,349
838,503
864,057
2004
2005
2006
2007
2008

Gross Loans - in thousands
579,613
653,299
687,501
735,941
743,544
2004
2005
2006
2007
2008

Cash Dividends Declared Per Share
0.89
0.93
0.96
0.96
0.96
2004
2005
2006
2007
2008

OUR EXECUTIVE TEAM
Seated, from left, Craig G. Litchfield, Chairman, President and Chief Executive Officer
Deborah E. Scott, EVP and Trust Department Director
Dawn A. Besse, EVP and Chief Credit Officer
Standing, from left, George R. Raup, EVP and Chief Information Officer
Thomas L. Rudy, Jr., EVP and Director of Branch Delivery
Harold F. Hoose, III, EVP and Director of Lending
Mark A. Hughes, EVP and Chief Financial Officer
Charles H. Updegraff, Jr., EVP and Chief Operating Officer
CONTACT US

CLIENT CONTACT CENTER	1-800-726-2265

INTERNET BANKING	1-877-838-2517

TELEPHONE BANKING	1-877-622-5526

C&N FINANCIAL SERVICES
Wellsboro	1-866-ASK-CNFS
Coudersport	814-274-9150

TRUST AND FINANCIAL MANAGEMENT
Wellsboro	1-800-487-8784
Sayre	1-888-760-8192
Towanda	1-888-987-8784
Williamsport	1-866-732-7213
Canisteo, NY	607-698-4295
Coudersport	814-272-9150
Emporium	814-486-1112
www.cnbankpa.com
www.fsbcanisteo.com
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QUARTERLY SHARE DATA
Trades of the Corporation’s stock are executed through various brokers who maintain a market in the Corporation’s stock. The Corporation’s stock is listed on NASDAQ Capital Market Securities with the trading symbol CZNC.
The following table sets forth the approximate high and and low sales price of the common stock during 2008 and 2007:

2008
			Dividend
			Declared
	High	Low	Per Quarter
First Quarter	$21.00	$16.85	0.24
Second Quarter	$20.50	$15.82	0.24
Third Quarter	$25.80	$16.13	0.24
Fourth Quarter	$25.45	$17.18	0.24

2007
			Dividend
			Declared
	High	Low	Per Quarter
First Quarter	$23.21	$20.30	0.24
Second Quarter	$21.13	$19.36	0.24
Third Quarter	$19.82	$17.82	0.24
Fourth Quarter	$20.19	$17.28	0.24

COMMON STOCK AND PER SHARE DATA

Per Common Share (1)

	2008	2007	2006	2005	2004
Net income per share — basic	$1.12	$1.19	$1.42	$1.53	$1.76
Net income per share — diluted	$1.12	$1.19	$1.42	$1.52	$1.75
Cash dividends declared per share	$0.96	$0.96	$0.96	$0.93	$0.89
Stock dividend	None	1%	1%	1%	1%
Book value at period-end	$13.66	$15.34	$15.51	$15.58	$15.61
Tangible book value at period-end	$12.22	$13.85	$15.13	$15.18	$15.61
Weighted average common shares outstanding — basic	8,961,805	8,784,134	8,422,495	8,458,813	8,433,494
Weighted average common shares outstanding — diluted	8,983,300	8,795,366	8,448,169	8,517,598	8,481,750

(1)	All share and per share data have been restated to give effect to stock dividends and splits.
STOCKHOLDER INQUIRIES
A copy of the Corporation’s Annual Report Form 10K for the year ended December 31, 2008, as required to be filed with the Securities and Exchange Commission, will be furnished to any stockholder without charge upon written request to the Corporation’s Treasurer at our principal office at P.O. Box 58, Wellsboro, PA 16901.
The information is also available through the Citizens & Northern Bank website at www.cnbankpa.com and at the website of the Securities and Exchange Commission at www.sec.gov.
This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.
INVESTOR INFORMATION
The Annual Meeting of Shareholders will be held in the second floor training room at the Wellsboro branch office, 90-92 Main Street in Wellsboro, PA at 2:00 p.m. Tuesday, April 21st, 2009.
General shareholder inquiries should be sent to: Citizens & Northern Corporation, 90-92 Main Street, P.O. Box 58, Wellsboro, PA 16901.
Our Stock Transfer Agent is: American Stock Transfer
& Trust Company, 59 Maiden Lane, Plaza Level,
New York, NY 10038.
Telephone: 800-278-4353
Our Independent Auditors are:
Parente Randolph, LLC, 400 Market Street,
Williamsport, PA 17701
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FIVE-YEAR SUMMARY OF OPERATIONS
INCOME STATEMENT
(in thousands)

	2008	2007	2006	2005	2004
Interest and fee income	$74,237	$70,221	$64,642	$61,108	$57,922
Interest expense	31,049	33,909	30,774	25,687	22,606
Net interest income	43,188	36,312	33,688	35,421	35,316
Provision for loan losses	909	529	672	2,026	1,400
Net interest income after provision for loan losses	42,279	35,783	33,016	33,395	33,916
Noninterest income excluding securities (losses)/gains and gains from sale of credit card loans	12,883	10,440	7,970	7,636	6,922
Realized (losses)/ gains on available-for-sale securities	(9,338)	127	5,046	1,802	2,877
Gain from sale of credit card loans	0	0	340	1,906	0
Noninterest expense	33,446	33,283	31,614	28,962	26,001
Income before income tax provision	12,378	13,067	14,758	15,777	17,714
Income tax provision	2,319	2,643	2,772	2,793	2,851
Net income	$10,059	$10,424	$11,986	$12,984	$14,863
BALANCE SHEET AT YEAR END
(in thousands)

Available-for-sale securities	$419,688	$432,755	$356,665	$427,298	$475,085
Gross loans	743,544	735,941	687,501	653,299	579,613
Allowance for loan losses	7,857	8,859	8,201	8,361	6,787
Assets	1,281,637	1,283,746	1,127,368	1,162,954	1,123,002
Deposits	864,057	838,503	760,349	757,065	676,545
Borrowings	285,473	300,132	228,440	266,939	305,005
Stockholders’ equity	$122,026	$137,781	$129,888	$131,968	$131,585

FIVE-YEAR SUMMARY OF OPERATIONS
AVERAGE BALANCE SHEET
(in thousands)

	2008	2007	2006	2005	2004
Total assets	$1,280,924	$1,178,904	$1,134,689	$1,144,619	$1,114,041
Earning assets	1,202,872	1,090,035	1,055,103	1,065,189	1,036,535
Gross loans	743,741	729,269	662,714	618,344	551,352
Deposits	847,714	812,255	750,982	702,404	669,307
Stockholders’ equity	130,790	138,669	131,082	132,465	128,374
KEY RATIOS

Return on average assets	0.79%	0.88%	1.06%	1.13%	1.33%
Return on average equity	7.69%	7.52%	9.14%	9.80%	11.58%
Average equity to average assets	10.21%	11.76%	11.55%	11.57%	11.52%
Net interest margin (1)	3.77%	3.51%	3.42%	3.62%	3.78%
Efficiency (2)	57.40%	68.39%	71.73%	62.88%	56.35%
Cash dividends as a % of diluted earnings per share	85.71%	80.67%	67.61%	61.18%	50.86%
Tier 1 leverage	10.12%	10.91%	11.22%	10.62%	10.69%
Tier 1 risk-based capital	13.99%	15.46%	16.51%	16.52%	17.17%
Total risk-based capital	14.84%	16.52%	17.97%	18.19%	18.89%

(1)	Rates of return on tax-exempt securities and loans are calculated on a fully-taxable equivalent basis.

(2)	The efficiency ratio is calculated by dividing total noninterest expense by the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding securities (losses)/gains and gains from sale of credit card loans.
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QUARTERLY FINANCIAL DATA
The following table presents summarized quarterly financial data for 2008 (unaudited) (In thousands, except per share)
2008 QUARTER ENDED

	March 31	June 30	Sept. 30	Dec. 31
Interest income	$18,700	$18,373	$18,575	$18,589
Interest expense	8,656	7,724	7,474	7,195
Interest margin	10,044	10,649	11,101	11,394
Provision (credit) for loan losses	904	(376)	141	240
Interest margin after provision for loan losses	9,140	11,025	10,960	11,154
Other income	3,487	3,155	3,062	3,179
Net (losses) on available-for-sale securities	(110)	(867)	(4,483)	(3,878)
Other expenses	8,464	8,257	8,736	7,989
Income before income tax provision	4,053	5,056	803	2,466
Income tax provision (credit)	937	1,303	(209)	288
Net income	$3,116	$3,753	$1,012	$2,178
Net income per share — basic	$0.35	$0.42	$0.11	$0.24
Net income per share — diluted	$0.35	$0.42	$0.11	$0.24

QUARTERLY FINANCIAL DATA
The following table presents summarized quarterly financial data for 2007 (unaudited)
(In thousands, except per share)
2007 QUARTER ENDED

	March 31	June 30	Sept. 30	Dec. 31
Interest income	$16,243	$17,692	$18,058	$18,228
Interest expense	8,000	8,679	8,551	8,679
Interest margin	8,243	9,013	9,507	9,549
Provision for loan losses	229	0	0	300
Interest margin after provision for loan losses	8,014	9,013	9,507	9,249
Other income	2,088	2,644	2,877	2,831
Net gains (losses) on available-for-sale securities	1,161	(1,172)	(68)	206
Other expenses	8,247	8,189	8,691	8,156
Income before tax provision	3,016	2,296	3,625	4,130
Income tax provision	558	360	777	948
Net income	$2,458	$1,936	$2,848	$3,182
Net income per share — basic	$0.29	$0.22	$0.32	$0.35
Net income per share — diluted	$0.29	$0.22	$0.32	$0.35
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TRUST AND FINANCIAL MANAGEMENT GROUP
Seated, from left, Joseph Kilmer, Financial Consultant
Marge Brown, Retirement Services; Lori Brown, Trust Account Administrator
Back, Jon Cleveland, Trust Officer; John Abplanalp, Trust Investment Officer
FIVE YEAR COMPARISON
(in thousands)

	2008	2007	2006	2005	2004
Assets	$550,496	$659,193	$517,775	$418,259	$383,062
Revenue	$3,443	$3,440	$2,409	$2,088	$2,105
The composition of Trust assets under management and accounts as of December 31, 2008 and 2007 follow:
ACCOUNTS (in thousands)

	2008	2007
Investment management	$190,726	$194,844
Pension/profit sharing	185,647	245,217
Trusts	96,851	124,125
Custody	70,807	90,936
Estates	767	3,020
Guardianships	5,698	1,051
Total	$550,496	$659,193
INVESTMENTS (in thousands)

	2008	2007
Mutual funds	$189,670	$237,824
Bonds	146,946	178,829
Savings and Money Market funds	109,281	76,866
Stocks	99,197	157,690
Miscellaneous	3,724	6,267
Real estate	1,076	1,098
Mortgages	602	619
Total	$550,496	$659,193

2008 ADVISORY BOARDS
Our Advisory Board members are the eyes and ears of their communities. We are grateful for their time, talent and loyalty to our local Citizens & Northern offices.
ATHENS/SAYRE
Warren J. Croft, Mark Elsbree, Max P. Gannon, Jr., R. Bruce Haner, Susan E. Hartley, Dr. Edward Jones, Wayne E. Lowery, David Rosenbloom, Virginia L. Reap, Mary Theresa Sullivan, L. Joseph Tomasso, Jr.
COUDERSPORT
Edwin H. Corey, Joseph F. Costa, Patrice D. Lavavasseur, Robert C. Smith, Michael Wetzel, Jr.
DUSHORE
Ronald A. Gutosky, Leo F. Lambert, Dennis K. McCarty, Kerry A. Meehan, Brenda Whiteley
EAST SMITHFIELD
Roy L. Beardslee, Peggy A. Brown, Thomas G. Furman, James G. Wilcox
ELKLAND
Lynette Burrous, Mary C. Heitzenrater, Mark R. Howe, John C. Kenyon, Edward L. Learn
EMPORIUM
Anthony C. Moscato, Edwin W. Tompkins, III, Kimberlea Whiting
JERSEY SHORE
Thomas F. Charles, Debra R. Martin, Melanie McLane, David A. Schall
KNOXVILLE
Brian Bicksler, L. Grant Gehman, Karl W. Kroeck, William W. Roosa, Amy Wherley
LAPORTE
David L. Baumunk, Linda M. Etzel, Robin A. Fiester, William B. Saxe, Leonard Simpson
LIBERTY
Lyle R. Brion, Gary L. Dinnison, Michael Goodreau, James H. Route, Jr., Ray E. Wheeland
MANSFIELD
David Kurzejewki, Larry Mansfield, Joseph R. Maresco, Diane K. Wilson
MUNCY
James R. Fetter, Jr., Kenneth F. Fry, Thomas D. Hess, Roger D. Jarrett, Dawn Myers
(Cont. Page 14)
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2008 ADVISORY BOARDS — CONTINUED
OLD LYCOMING
John Confer, Stacy Elliott, Karen Maseto, Louis “Terry” Waldman
PORT ALLEGANY
P. Gregory Buchanan, Madelyn Farber, Edwin M. Schott, Bryan T. Smith
RALSTON
Courtney Baker, William W. Brooks, III, Stephen L. Davis, Ronald Roan
TIOGA
Lisa Cook, Dirk D’Haene, C. Frederick LaVancher, Leisa L. LaVancher
TOWANDA/MONROETON
Gary Baker, James A. Bowen, Dorine Crisman, Mark Gannon, W. John Greenland, Jeffrey A. Smith, Mark W. Smith
TROY
Dennis F. Beardslee, Roy W. Cummings, Jr., J. Robert Garrison, William Holmes, Gregory W. Powers, Evan S. Williams, Jr.
WELLSBORO
Donald R. Abplanalp, Todd Coolidge, Robert F. Cox, Jr., R. Robert DeCamp, Craig Eccher, Jan E. Fisher, Scott Lewis, Edward H. Owlett, III
WILLIAMSPORT
Keith Boatman, Daniel Mathers, Raymond Mattie, Frank G. Pellegrino, Ann M. Tyler
WYSOX
Robert L. Fulmer, Gary Hennip, Debra S. Kithcart, James E. Towner, Walter E. Warburton, Jr.
FIRST STATE BANK, CANISTEO and HORNELL
Michael Deebs, Frank Spitulnik, William Hatch, Brian Schu

2008 BOARD OF DIRECTORS
Citizens & Northern Corporation
Citizens & Northern Bank
Seated, from left, James E. Towner, Susan E. Hartley, Jan E. Fisher, Ann M. Tyler and Karl W. Kroeck.
Standing, from left, R. Bruce Haner, Leo F. Lambert, Leonard Simpson, Raymond R. Mattie, R. Robert DeCamp,
Edward H. Owlett, III, Dennis F. Beardslee, Craig G. Litchfield and Charles H. Updegraff, Jr.
Absent from photo, Edward L. Learn.

Citizens & Northern Board Members
Dennis F. Beardslee	Owner, Terrace Lanes Bowling Center
R. Robert DeCamp	President, Patterson Lumber Co., Inc.
Jan E. Fisher	Executive Vice President/ COO, Laurel Health System
R. Bruce Haner	Auto buyer for new car dealers
Susan E. Hartley	Attorney at law
Karl W. Kroeck	Farmer (Director Emeritus)
Leo F. Lambert	President and General Manager, Fitzpatrick & Lambert, Inc.
Edward L. Learn	Former owner, Learn Hardware and Building Supply
Craig G. Litchfield	C&N Chairman of the Board, President and Chief Executive Officer
Raymond R. Mattie	President, M&S Conversion Co., Inc.
Edward H. Owlett, III,	President and CEO, Putnam Company
Leonard Simpson	Attorney at law and Sullivan County District Attorney
James E. Towner	General Manager, The Times Tribune
Ann M. Tyler	Certified Public Accountant, Ann M. Tyler CPA, PC
Charles H. Updegraff, Jr.	C&N Executive Vice President and Chief Operating Officer

First State Bank Board Members
Carl E. Chase	Pharmacist, retired
William O. Hatch	President, Staffing & Payroll Solutions, Inc.
Karl W. Kroeck	Farmer
Craig G. Litchfield	Chairman, President and CEO, Citizens & Northern Corp. and Bank
Harold L. Miller	Building construction, retired
Brian C. Schu	Attorney at law
Charles H. Updegraff, Jr.	Executive Vice President, COO, Citizens & Northern Bank
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MESSAGE TO SHAREHOLDERS
(Continued)
RETIREMENTS

During 2008, twelve (12) employees retired with 288 total years of service. We thank them all for their commitment and hard work.

• Ann Yuscavage, Liberty Branch Manager	46 Years of Service
• Marion Pond, Athens Customer Service Representative	32 Years of Service
• Judith Dates, Port Allegany Teller	30 Years of Service
• Barbara Roupp, Liberty Branch Teller	28 Years of Service
• David Schucker, Troy Branch Loan Officer	28 Years of Service
• Helen Ferris, Dushore Branch Manager	27 Years of Service
• Rose Bordas, Account Services Manager	20 Years of Service
• Janet Norman, ATM/Visa Check Card Representative	18 Years of Service
• Mary Bergh, First State Bank, Canisteo, Loan Officer	18 Years of Service
• Mary Hokkanen, Dushore Branch Teller	16 Years of Service
• Bonnie Duart, Troy Customer Service Representative	13 Years of Service
• Sandy Parulas, Teller and CSR Specialist	12 Years of Service
CONCLUSION
Finally, the successful merger of Citizens Trust Company into Citizens & Northern Bank was finalized in December with the renaming of the three (3) former Citizens Trust offices located in Coudersport, Port Allegany and Emporium. The positive contributions of Citizens Trust’s people and the bottom line financial enhancement from the merger are proving the merger to be a success.
During this difficult economic time, we thank you for your continued support.
OUR MISSION:
Our clients are our top priority. We will be proactive in the identification and understanding of our clients’ needs and goals, and in developing creative solutions to meet them. We will provide world-class service to each client at every opportunity. We will nurture and expand relationships by earning client trust.
C&N’s success is directly linked to our employees’ success. We understand the success of all depends on each of us being responsible and accountable for our role within the organization. We will foster an environment where teamwork is emphasized and each individual is valued and respected. We will provide ongoing training and education to promote professional and personal growth. We will maintain an open attitude and commitment to change.
We recognize the economic vitality of our local communities is the lifeblood of our institution. Accordingly, we will continue to support them through volunteerism, leadership and financial actions. We will maintain our image as a strong, independent, community-based financial institution.
We will continue to earn our shareholders’ confidence by producing consistent, long-term returns on investment. We will maintain a willingness to sacrifice, if necessary, short-term gains and benefits for larger, longer-term advantages. We understand our role is to identify and manage the risks and opportunities inherent in our business. In choosing new lines of business, each venture must be projected to have sufficient real growth potential to make the investment of capital desirable.

OUR OFFICES

Athens	428 S. Main St., Athens, PA	570-888-2291
Canisteo	3 Main St., Canisteo, NY	607-698-4295
Coudersport	10 N. Main St., Coudersport, PA 16915	814-274-9150
Dushore	111 W. Main St., Dushore, PA 18614	570-928-8124
East Smithfield	Main St., East Smithfield, PA 18817	570-596-3131
Elkland	104 Main St., Elkland, PA 16920	814-258-5111
Emporium	135 E. Fourth St., Emporium, PA 15834	814-486-1112
Hornell	6250 County Rte. 64, Hornell, NY 14843	607-324-4081
Jersey Shore	230 Railroad St., Jersey Shore, PA 17740	570-398-4555
Knoxville	102 E. Main St., Knoxville, PA 16928	814-326-4151
Laporte	514 Main St., Laporte, PA 18626	570-946-4011
Liberty	4534 Williamson Trail, Liberty, PA 16930	570-324-2331
Mansfield	1085 Main St., Mansfield, PA 16933	570-662-1111
Monroeton	RR2, Monroeton, PA 18832	570-265-2157
Muncy	3461 Route 405 Hwy., Muncy, PA 17756	570-546-6666
Old Lycoming	1510 Dewey Ave., Williamsport, PA 17701	570-323-9305
Port Allegany	100 Maple St., Port Allegany, PA 16743	814-642-2571
Ralston	24 Thompson St., Ralston, PA 17763	570-995-5421
Sayre	1827 Elmira St., Sayre, PA 18840	570-888-2220
South Williamsport	2 E. Mountain Ave., South Williamsport, PA 17702	570-601-3016
Tioga	41 Main St., Tioga, PA 16946	570-835-5236
Towanda	428 Main St., Towanda, PA 18848	570-265-6171
Troy	Court House Square, Troy, PA 16947	570-297-2158
Wellsboro	90-92 Main St., Wellsboro, PA 16901	570-724-3411
Williamsport	130 Court St., Williamsport, PA 17701	570-320-0100
Wysox	Route 6, Wysox, PA 18854	570-265-9148
CITIZENS & NORTHERN CORPORATION 2008 ANNUAL HIGHLIGHTS

CITIZENS & NORTHERN CORPORATION 2008 ANNUAL HIGHLIGHTS

CITIZENS & NORTHERN BANK
FIRST STATE BANK

Member FDIC